EXHIBIT 8.1

LIST OF MAJOR SUBSIDIARIES

	Place of	Ownership
Name of entity	incorporation	interest
Canadian Solar Solutions Inc.	Canada	100%
Canadian Solar New Energy Holding Company Limited	Hong Kong	100%
Recurrent Energy, LLC	USA	100%
Recurrent Energy B.V.	Netherlands	100%
Canadian Solar Brasil I Fundo de Investimento em Participacoes – Multiestrategia	Brazil	100%
CSI Solar Co., Ltd.	PRC	63.14%
CSI Cells Co., Ltd.	PRC	100	%*
Canadian Solar Manufacturing (Luoyang) Inc.	PRC	100	%*
Canadian Solar Sunenergy (Baotou) Co., Ltd.	PRC	100	%*
CSI Solar Technology (Xining) Co., Ltd	PRC	100	%*
Canadian Solar Manufacturing (Changshu) Inc.	PRC	100	%*
CSI Modules (DaFeng) Co., Ltd.	PRC	100	%*
Canadian Solar Sunenergy (Jiaxing) Co. Ltd	PRC	100	%*
CSI Cells (Yancheng) Co., Ltd.	PRC	100	%*
Canadian Solar Sunenergy (SuQian) Co., Ltd.	PRC	100	%*
CSI Cells (SuQian) Co., Ltd.	PRC	100	%*
CSI Wafer (FuNing) Co., Ltd.	PRC	100	%*
CSI Cells (Yangzhou) Co., Ltd.	PRC	100	%*
Canadian Solar (USA) Inc.	USA	100	%*
Canadian Solar US Module Manufacturing Corporation	USA	100	%*
Canadian Solar SSES (US) Inc.	USA	100	%*
Canadian Solar International Limited	Hong Kong	100	%*
Canadian Solar Manufacturing (Thailand) Co., Ltd.	Thailand	99.999996	%*
Canadian Solar EMEA GmbH	Germany	100	%*

*	Significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) held through CSI Solar Co., Ltd. in which CSI owned a 63.14% interest as of December 31, 2024.